                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

[X]      Filed by the registrant
[ ]      Filed by a party other than the registrant

         Check the appropriate box:
[ ]      Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive proxy statement
[ ]      Definitive additional materials
[ ]      Soliciting material Rule 14a-12

                              LANDAIR CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------
         (2)      Aggregate number of securities to which transaction applies:


         ----------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1


         ----------------------------------------------------------------------
         (4)      Proposed maximum aggregate value of transaction:


         ----------------------------------------------------------------------
         (5)      Total fee paid:


[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:


         ----------------------------------------------------------------------
         (2)      Form, schedule or registration statement no.:


         ----------------------------------------------------------------------
         (3)      Filing party:


         ----------------------------------------------------------------------
         (4)      Date filed:



---------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                           [LANDAIR CORPORATION LOGO]



                                     April 12, 2002



Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Landair Corporation, you are cordially invited to attend the Annual Meeting of Shareholders on Tuesday, May 21, 2002, at 9:00 a.m., local time, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee.

YOUR VOTE IS IMPORTANT. Therefore, whether or not you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

I hope you will be able to join us, and we look forward to seeing you in Greeneville.

                                                   Sincerely yours,


                                                   /S/ SCOTT M. NISWONGER
                                                   ---------------------------
                                                   Scott M. Niswonger
                                                   Chairman of the Board
                                                   and Chief Executive Officer

                               LANDAIR CORPORATION
                                430 AIRPORT ROAD
                          GREENEVILLE, TENNESSEE 37745

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 2002

To the Shareholders of Landair Corporation:

The Annual Meeting of Shareholders of Landair Corporation (the "Company") will be held on Tuesday, May 21, 2002, beginning at 9:00 a.m., local time, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee.

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the press and financial community. If you wish to attend the meeting but your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

The purposes of this meeting are:

        1. To elect seven members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 2003;

        2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company; and

        3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of the $0.01 par value common stock of the Company of record at the close of business on March 15, 2002 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person.

SHAREHOLDERS ARE URGED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. ANY PROXY NOT DELIVERED AT THE MEETING SHOULD BE MAILED TO REACH THE COMPANY'S PROXY TABULATOR, SUNTRUST BANK, STOCK TRANSFER DEPARTMENT, P.O. BOX 4625, ATLANTA, GEORGIA 30302 BY 9:00 A.M. ON MAY 17, 2002. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.


                                             By Order of the Board of Directors,


                                             /s/ RICHARD H. ROBERTS
                                             Richard H. Roberts
                                             Secretary
Greeneville, Tennessee
April 12, 2002

                               LANDAIR CORPORATION
                                430 AIRPORT ROAD
                          GREENEVILLE, TENNESSEE 37745
                                 (423) 783-1300



                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS



This Proxy Statement is furnished to the shareholders of Landair Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors (the "Board") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 21, 2002, beginning at 9:00 a.m., local time, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material was first mailed to shareholders on or about April 16, 2002.

If the enclosed form of proxy is executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time insofar as it has not been exercised by notifying the Secretary of the Company in writing at the principal executive offices of the Company or by duly executing and delivering a proxy bearing a later date. Each proxy will be voted FOR Proposals 1 and 2 if no contrary instruction is indicated in the proxy, and in the discretion of the proxies on any other matter which may properly come before the shareholders at the Annual Meeting.

There were 4,953,065 shares of the $0.01 par value common stock of the Company (the "Common Stock") issued and outstanding on March 15, 2002. A majority of such shares, present or represented by proxy, will constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum on all matters. Abstentions and broker non-votes are not treated as votes for or against the Proposals presented to the shareholders. Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on March 15, 2002.

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and also may be made by the Company's executive officers or employees personally. The Company does not anticipate paying any compensation to any other party for this solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

PROPOSAL 1 - ELECTION OF DIRECTORS

Seven directors will be elected at the meeting, each to hold office until the next Annual Meeting of Shareholders and until a successor has been duly elected and qualified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE SEVEN NOMINEES NAMED BELOW. DULY EXECUTED PROXIES WILL BE SO VOTED UNLESS RECORD HOLDERS SPECIFY A CONTRARY CHOICE ON THEIR PROXIES. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board may propose. The Board has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration. Proxies cannot be voted for a greater number of persons than the number named.

The nominees for election shall be elected by a plurality of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each share shall have one vote for each directorship to be filled on the Board of Directors.

DIRECTOR NOMINEES

The following persons are the nominees for election to serve as directors. All nominees are presently directors of the Company. There are no family relationships between any of the director nominees. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

JERRY T. ARMSTRONG                          Director since 1998
Dallas, Texas                               Age 63

Mr. Armstrong joined the Company's Board of Directors in August 1998. He is the Chairman and Chief Executive Officer of Wind Associates, Inc., a private investment and management company, a position he has held since June 1997. From June 1988 to June 1997, Mr. Armstrong was Chairman, President and Chief Executive Officer of Merchants, Inc., and from February 1984 until June 1988, he was President and Chief Executive Officer of The Wedge Group, Inc., both parent corporations of diversified transportation companies. He also served on the Board of Directors of Landstar System, Inc. from March 1991 until May 1994. Over a forty year career, Mr. Armstrong held chief executive positions with and served on the boards of ANR Freight Systems, Inc., Garrett Freight Lines, Inc., Riss International, Inc., and Johnson Motor Lines, Inc., all transportation-related companies.

DR. C. JOHN LANGLEY, JR.                    Director since 1998
Knoxville, Tennessee                        Age 56

Dr. Langley joined the Board of Directors of the Company in August 1998. He is Professor of Supply Chain Management and Director of Supply Chain Executive Programs in the School of Industrial and Systems Engineering and The Logistics Institute at the Georgia Institute of Technology. Prior to this appointment in September 2001, he served as a Professor at the University of Tennessee from September 1973. He most recently served as the John H. "Red" Dove Distinguished Professor of Logistics and Transportation. From October 1984 until October 1992, he was a member of the Executive Committee of the Council of Logistics Management, served as President of the Council from October 1990 to October 1991, and was the 1993 recipient of the Council's Distinguished Service Award. In addition to providing consulting and advisory services to several leading corporations, he is a popular speaker at professional conferences, and participates as a faculty member at executive logistics programs offered at a number of leading universities.

ANDREW J. MANTEY                            Director since 2000
Greeneville, Tennessee                      Age 39

Mr. Mantey has served as Chief Financial Officer, Senior Vice President and Treasurer and as a director of the Company since June 2000. Prior to joining the Company, Mr. Mantey was the Chief Financial Officer of May Trucking Company from June 1994 to June 2000. From April 1990 to June 1994, Mr. Mantey was Controller of Freymiller Trucking, Inc. Mr. Mantey was employed with Ernst & Young LLP from July 1985 to April 1990. Mr. Mantey is a Certified Public Accountant.

COURTNEY J. MUNSON                          Director Nominee
Monmouth, Illinois                          Age 61

Mr. Munson serves as Chief Executive Officer of C.J. Munson Enterprises, Inc., a specialized service company he founded in January 1995. From March 1994 until February 1996, he was a director of Heartland Express, Inc., following a March 1994 merger with Munson Transportation, Inc., a truckload carrier, and two related entities (collectively "Munson Transportation"). Munson Transportation was in business from June 1961 and served customers primarily in Midwest, Northeast and Western states.

SCOTT M. NISWONGER                          Director since 1998
Greeneville, Tennessee                      Age 54

Mr. Niswonger serves as Chairman of the Board and Chief Executive Officer of the Company. Mr. Niswonger has served as a director of Forward Air Corporation since 1981 and is its current Chairman and Chief Executive Officer. Mr. Niswonger also serves as a director of People's Community Bank.

RICHARD H. ROBERTS                          Director since 1998
Greeneville, Tennessee                      Age 47

Mr. Roberts has served as Senior Vice President, General Counsel and Secretary and as a director of the Company since July 1998. Mr. Roberts was a partner with the Baker, Worthington, Crossley & Stansberry law firm from January 1991 until July 1994. Mr. Roberts also serves as a director of Miller Industries, Inc. and as Senior Vice President, General Counsel, Secretary and a director of Forward Air Corporation.

JOHN A. TWEED                               Director since 2000
Greeneville, Tennessee                      Age 36

John A. Tweed has served as President, Chief Operating Officer and director of the Company since December 2000. Since February 1996, he has also served as President of Warehouse Logistics LLC, a privately-held company jointly owned with Mr. Niswonger. Mr. Tweed was Vice President, Sales, of Landair Transport, Inc. ("Landair Transport") from April 1990 until February 1996. Mr. Tweed served in various capacities with Landair Transport from December 1985 until March 1990.

BOARD OF DIRECTORS AND COMMITTEES

During 2000, the Board held four meetings. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee meets quarterly. The remaining committees do not have a formal meeting schedule, but are required to meet at least once each year. Current members of the Executive Committee are Scott M. Niswonger, John A. Tweed and Richard H. Roberts. The Executive Committee is authorized to act on behalf of and to carry out the functions of the Board to the extent permitted by law and the Bylaws of the Company.

Current members of the Audit Committee are three independent directors: Jerry T. Armstrong, C. John Langley, Jr. and Courtney J. Munson. The Audit Committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, considers comments made by the independent auditors with respect to the Company's internal control structure, and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The Audit Committee is governed by a written charter approved by the Board. The Audit Committee held two meetings during 2001.

Current members of the Compensation Committee are Jerry T. Armstrong, Courtney
J. Munson and Scott M. Niswonger. The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company's executive officers and administering the Company's employee stock option plan and other employee benefit plans. The Compensation Committee held two meetings during 2001.

Current members of the Nominating Committee are John A. Tweed and Scott M. Niswonger. The Nominating Committee is responsible for establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board. When a vacancy on the Board occurs or is anticipated, the Committee presents its recommendation of a replacement director to the Board. The Committee also makes recommendations as to exercise of the Board of Director's authority to determine the number of its members, within the limits provided by the Bylaws of the Company. Shareholders wishing to communicate with the Nominating Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested.
The Nominating Committee held one meeting during 2001.

All directors hold office at the pleasure of the shareholders. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and committees on which they served during 2001.

COMPENSATION OF DIRECTORS

Employee directors of the Company do not receive additional compensation for serving as members of the Board of Directors or on any committee thereof. In lieu of an annual retainer, non-employee directors are paid a fee of $1,500 for each Board meeting and $1,500 for each committee meeting attended, together with reasonable traveling expenses. No additional fee is paid for committee meetings held on the same day as Board meetings.

Under the Landair Corporation Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan"), each eligible non-employee director is granted options to purchase 7,500 shares of Common Stock on the first business day after each Annual Meeting of Shareholders of the Company at an exercise price equal to the then applicable Fair Market Value (as defined in the Director
Plan) of the Common Stock on such date. On May 22, 2001, each non-employee director was granted 7,500 options at an exercise price of $5.94 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Scott M. Niswonger and Richard H. Roberts serve as directors and executive officers of Forward Air Corporation. In addition, Mr. Niswonger beneficially owned approximately 57% of the Company and 19% of Forward Air Corporation as of March 15, 2002. In connection with the 1998 spin-off of the Company by Forward Air Corporation, the Company and Forward Air Corporation entered into various agreements, including a Transition Services Agreement.

During 2001, the Company and Forward Air Corporation continued to provide various services to each other under the Transition Services Agreement. Forward Air Corporation charged the Company $662,000 and the Company charged Forward Air Corporation $104,000 during 2001. Effective December 31, 2001, the only remaining services the Company will continue to provide to Forward Air Corporation are insurance and claims handling and Forward Air Corporation will continue to provide legal, general administrative and limited data storage and access to data related to information technology services provided to the Company prior to the most recent amendment to the Transition Services Agreement. The Company or Forward Air Corporation, as recipients of the services, may terminate any or all such services at any time on thirty days irrevocable written notice, and the Company or Forward Air Corporation, as providers of the services, may terminate any of the services on three months irrevocable notice. Substantially all of the information technology services provided to the Company by Forward Air Corporation terminated in December 2001.

During 2001, the Company and Forward Air Corporation routinely engaged in transactions where the Company hauled deferred air freight shipments for Forward Air Corporation which were in excess of Forward Air Corporation's scheduled capacity. The Company's operating revenue from these shipments was approximately $1.7 million during 2001.

The Company and Warehouse Logistics LLC, a privately-held company jointly owned by Mr. Niswonger and John A. Tweed, entered into a Services and Lease Agreement (the "SLA") in April 2001. Mr. Tweed, President, Chief Operating Officer and director of the Company, beneficially owned approximately 13% of the Company as of March 15, 2002. The SLA provided for rental by the Company to Warehouse Logistics LLC of certain office space and utility, maintenance, telephone, computer, receptionist and other administrative services. Warehouse Logistics LLC provided human resources and benefit plan administration services to the Company.

The Company charged Warehouse Logistics LLC $26,000 and Warehouse Logistics LLC charged the Company $51,000 during 2001. Effective January 1, 2002, the SLA was amended and the services provided to the Company by Warehouse Logistics LLC were terminated. The Company provides additional services to Warehouse Logistics LLC under the amended SLA, including accounting and human resource services. The Company or Warehouse Logistics LLC, as recipients of the services, may terminate any or all such services at any time on thirty days irrevocable written notice, and the Company or Warehouse Logistics LLC, as providers of the services, may terminate any of the services on three months irrevocable notice.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the "beneficial ownership," as that term is defined in the rules of the Securities and Exchange Commission (the "Commission") of the Common Stock of (i) each director and director nominee;
(ii) the Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers"); (iii) all directors, director nominees and executive officers as a group; and (iv) each other person known to be a "beneficial owner" of more than five percent of any class of capital stock of the Company based on information available to the Company on March 15, 2002. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

                                                                                    Percentage of
                                                        Aggregate Number of         Common Shares
     Name and Address of Beneficial Owner(1)                  Shares(2)            Outstanding(2)
     ---------------------------------------            -------------------        --------------
Jerry T. Armstrong...............................              29,250(3)                  *
C. John Langley, Jr..............................              31,250(3)                  *
Andrew J. Mantey.................................              31,280(4)                  *
Courtney J. Munson...............................               9,000                     *
Scott M. Niswonger...............................           2,824,720(5)               57.04%
Richard H. Roberts...............................             357,227                   7.21
John A. Tweed....................................             630,464                  12.73
David R. Ball....................................              30,466(6)                  *
Harry O. Crabtree................................              44,110(7)                  *
All directors and executive officers as a group
  (10 persons)...................................           3,987,767(8)               80.53%

*    Less than one percent.

(1) The business address of each listed executive officer and director is c/o Landair Corporation, 430 Airport Road, Greeneville, Tennessee 37745.

(2) For the purpose of determining "beneficial ownership," the rules of the Commission require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, many persons may be deemed to be the "beneficial owners" of the same securities. The Commission rules also require that certain shares of stock that a beneficial owner has the right to acquire within 60 days of the date set forth above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of calculating the percentage of ownership of such owner, but are not deemed outstanding for the purpose of calculating the percentage of ownership of any other person.

(3) Includes 26,250 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(4) Includes 6,250 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(5) Includes 300 shares held by Mr. Niswonger as custodian for his grandson and 300 shares which are held by Mr. Niswonger's spouse as custodian for one of her children.

(6) Includes 3,452 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(7) Includes 15,625 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

(8) Includes 77,827 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

                   COMPENSATION OF EXECUTIVE OFFICERS IN 2001

                           SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation paid or to be paid by the Company to the Named Executive Officers for the years shown in all capacities in which they served.

                                                                                      Long-Term
                                                                                     Compensation
                                                      Annual Compensation               Awards
                                             --------------------------------------  ------------
                                                                                      Number of
                                                                                      Securities     All Other
                                                                       Other Annual   Underlying   Compensation
Name and Principal Positions       Year       Salary        Bonus      Compensation    Options          (1)
----------------------------       ----      --------      --------    ------------  ------------  ------------
Scott M. Niswonger(2)              2001      $115,320      $  2,500      $     --            --      $  4,500
  Chairman and                     2000       155,362            --            --            --         4,500
  Chief Executive Officer          1999       148,593            --            --            --         4,500

John A. Tweed(3)                   2001      $150,015      $  3,977      $     --            --      $  9,000
  President
  Landair Transport, Inc.

Andrew J. Mantey(4)                2001      $105,000      $  2,850      $     --            --      $  9,789
  Chief Financial Officer,         2000        54,522            --            --        25,000         4,936
  Senior Vice President and
  Treasurer

David R. Ball                      2001      $ 66,150      $ 34,729      $     --            --      $  6,811
  Vice President, Maintenance      2000        68,876            --            --         5,000         6,989
  and Purchasing                   1999        61,097            --            --         3,000         6,974
  Landair Transport, Inc.

Harry O. Crabtree                  2001      $102,500      $  2,787      $     --            --      $  9,204
  Vice President, Safety           2000       102,500            --            --            --        10,051
  Landair Transport, Inc.          1999       102,260            --            --        10,000        10,006

(1) Includes car allowance and employer matching portion of 401(k) contributions.

(2)  Mr. Niswonger also receives compensation from Forward Air Corporation.

(3)  Mr. Tweed joined the Company in December 2000.

(4)  Mr. Mantey joined the Company in June 2000.

        2001 OPTION GRANTS, AGGREGATED OPTION EXERCISES AND OPTION VALUES

No options were granted during the last fiscal year to the Named Executive Officers. The Company has not granted and does not have any Stock Appreciation Rights outstanding.

                    AGGREGATED OPTION EXERCISES IN LAST YEAR
                           AND YEAR-END OPTION VALUES

No outstanding options held by the Named Executive Officers were exercised during the last fiscal year. The following table sets forth the year-end value of unexercised options held by the Named Executive Officers.

                                    Number of
                              Securities Underlying               Value of Unexercised
                            Unexercised Options Held             In-The-Money Options
                                  at Year-End                        at Year-End (2)
                         ------------------------------      ------------------------------
     Name (1)            Exercisable      Unexercisable      Exercisable      Unexercisable
------------------       -----------      -------------      -----------      -------------
Andrew J. Mantey              6,250            18,750          $ 66,288          $198,863
David R. Ball                 4,827             5,250            47,813            50,325
Harry O. Crabtree            14,375             8,125           145,219            79,906

(1) As of December 31, 2001, Mr. Niswonger and Mr. Tweed had not been granted any options for the purchase of Common Stock.

(2) Represents the closing price for the Common Stock on December 31, 2001 of $14.70 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than the December 31, 2001 closing price. Exercisable options have been held at least one year from the date of grant.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

The Company does not have an employment agreement with any of its executive officers. Awards granted under the Company's Amended and Restated Stock Option and Incentive Plan (the "Stock Plan") become immediately exercisable or otherwise nonforfeitable in full in the event of a Change in Control of the Company (as defined in the Stock Plan), notwithstanding specific terms of the awards providing otherwise. Furthermore, with respect to stock options granted under the Stock Plan, following a Change in Control, the Compensation Committee may, in its discretion, permit the cancellation of such options in exchange for a cash payment in an amount per share equal, generally, to the difference between the highest Fair Market Value per share of Common Stock during the 60 day period preceding the Change in Control and the exercise price. A Change in Control is defined in the Stock Plan to include, among other things, (i) the acquisition of securities representing a majority of the combined voting power of all classes of capital stock by any person (other than the Company and other related entities); (ii) the approval by the shareholders of a merger or consolidation of the Company into or with another entity (with certain exceptions), the sale or other disposition of all or substantially all of the Company's assets, or the adoption of a plan of liquidation; or (iii) a change in the composition of the Board of Directors in any two-year period such that individuals who were Board members at the beginning of such period cease to constitute a majority thereof (with certain exceptions).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2001, the Committee was comprised of two non-employee directors, Jerry T. Armstrong, Courtney J. Munson, and Scott M. Niswonger. Mr. Niswonger also served on the Compensation Committee of Forward Air Corporation. See "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's general compensation policies on executive officer compensation are administered by the Committee; however, the Committee submits its determinations to the full Board for its comments and concurrence. A majority of members of the Committee were non-employee directors in 2001. It is the responsibility of the Committee to determine whether the executive compensation policies are reasonable and appropriate to meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

The three components of executive officer compensation are base salary, annual bonus incentive awards and stock option grants, except for the Chief Executive Officer whose compensation includes only base salary and annual bonus incentive awards. In addition to the Committee's determinations on base salary and bonus incentive awards, the Committee acting solely through its non-employee directors administers the Company's Employee Stock Purchase Plan and Stock Plan and determines the options to be granted to executive officers.

The Company believes that its executive compensation policy should be reviewed annually and should be reviewed in light of the Company's financial performance, its annual budget, its position within its industry sector and the compensation policies of similar companies in its business sector. The Committee believes that in addition to corporate performance, it is appropriate to consider, in setting and reviewing executive compensation, the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors are taken into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Committee.

The Company has an employee cash incentive plan (the "Cash Incentive Plan"), which provides for annual cash incentive payments to employees based on the Company's results of operations. The goals of the Cash Incentive Plan are established based on operating plans for the year, and amounts payable under the Cash Incentive Plan are determined based on the results of the Company's operations. The amount of the cash incentives paid under the Cash Incentive Plan is determined annually by the Board.

In order to be able to increase the equity incentives available to executive officers and other key employees, and to continue to be able to offer new options, the number of authorized shares issuable under the Stock Plan is 1,000,000 shares of Common Stock. All executive officers are entitled to participate in the Employee Stock Purchase Plan unless they own five percent or more of the total Common Stock.

The Committee's philosophy with respect to the compensation of the Company's Chief Executive Officer is essentially the same as its philosophy with respect to other executive officers. Because the Chief Executive Officer owns approximately 57% of the Common Stock, however, his personal net worth is more closely related to the performance of the Common Stock than other executive officers. The Committee has not awarded stock options to the Chief Executive Officer.

Section 162(m) of the Internal Revenue Code of 1986, as amended and any successor thereto, was enacted as part of the 1993 Omnibus Budget Reconciliation Act and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company's Chief Executive Officer or any other of the four most highly compensated officers. The Committee continues to analyze the potential impact of this limitation. Under the regulations and the transition rules, executive compensation pursuant to the Stock Plan is expected to qualify as "performance based" compensation and therefore be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, are not excluded from the limit. The Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the spread between present levels of executive officer compensation and the limit under the regulation. In any event, the Committee believes that performance based compensation is desirable and can be structured in a manner to qualify as performance based compensation under
Section 162(m).

                                                   Jerry T. Armstrong
                                                   Courtney J. Munson
                                                   Scott M. Niswonger

STOCK PERFORMANCE GRAPH

The following graph compares the percentage change in the Company's cumulative shareholder return on its Common Stock with The Nasdaq Trucking and Transportation Stocks Index and The Nasdaq Stock Market Index commencing September 24, 1998 (the first trading day following the spin-off) and ending December 31, 2001. The graph assumes a base investment of $100 made on September 24, 1998 and the respective returns assume reinvestment of dividends paid. The comparisons in this graph are required by the Commission and, therefore, are not intended to forecast or be necessarily indicative of any future return on the Common Stock.




                              [PERFORMANCE GRAPH]




--------------------------------------------------------------------------------------------------------------------
                                                    09/24/98      12/31/98      12/31/99      12/31/00      12/31/01
--------------------------------------------------------------------------------------------------------------------
Landair Corporation                                   $100          $125          $ 83          $ 63          $245
--------------------------------------------------------------------------------------------------------------------
Nasdaq Trucking and Transportation Stocks Index        100           113           107            98           115
--------------------------------------------------------------------------------------------------------------------
Nasdaq Stock Market Index                              100           128           238           143           114
--------------------------------------------------------------------------------------------------------------------

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

The Committee discussed with the Company's independent auditors the overall scope and plans for their audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their audits, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held two meetings during 2001.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.


                                             Jerry T. Armstrong
                                             C. John Langley, Jr.
                                             Courtney J. Munson


PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board, acting upon the recommendation of the Audit Committee, has appointed the independent public accounting firm of Ernst & Young LLP to serve as the Company's independent auditors for 2002. As in the past, the Board has determined that it would be desirable to request ratification of its appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the appointment of independent public accountants will be reconsidered by the Board. A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to appropriate questions.

This Proposal will be approved if the votes cast in favor of the Proposal exceed the votes cast against it. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR 2002.

AUDIT FEES

Ernst & Young LLP has billed the Company $157,760, in the aggregate, for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the interim financial statements included in the Company's Quarterly Reports on Form 10-Q filed during the fiscal year ended December 31, 2001. Additional audit-related fees billed for the period were $50,450.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

ALL OTHER FEES

Ernst & Young LLP has billed the Company $139,000, in the aggregate, for services rendered by Ernst & Young LLP for all services (other than those covered above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees") during the fiscal year ended December 31, 2001.

OTHER MATTERS

The Board of Directors knows of no other matters that may come before the meeting; however, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than ten percent of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Commission, The Nasdaq Stock Market and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that during 2001 all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were timely satisfied, except that Courtney J. Munson inadvertently filed a late Form 4 in connection with the purchase of 2,000 shares of Common Stock in May 2001. A Form 4 was filed in July 2001 reporting this transaction.

DEADLINE FOR SUBMISSION TO SHAREHOLDERS OF PROPOSALS TO BE PRESENTED AT THE 2002 ANNUAL MEETING OF SHAREHOLDERS

Any proposal intended to be presented for action at the 2003 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 1, 2002 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 2003 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Commission at the time in effect.

For other shareholder proposals to be timely (but not considered for inclusion in the Proxy Statement for the 2003 Annual Meeting of Shareholders), a shareholder's notice must be received by the Secretary of the Company not later than February 28, 2003 and the proposal and the shareholder must comply with Regulation 14A under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to February 28, 2003, proxies solicited by the Board of Directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the Proxy Statement for the Annual Meeting.

MISCELLANEOUS

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of Common Stock owned, to date, sign and return the enclosed proxy promptly.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 IS INCLUDED WITHIN THE ANNUAL REPORT PROVIDED WITH THIS PROXY STATEMENT. SUCH ANNUAL REPORT DOES NOT CONSTITUTE A PART OF THE PROXY SOLICITATION MATERIAL. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST. REQUESTS SHOULD BE MADE IN WRITING TO SHAREHOLDER SERVICES, LANDAIR CORPORATION, P.O. BOX 938, GREENEVILLE, TENNESSEE 37744.


                                             By Order of the Board of Directors

                                             Richard H. Roberts
                                             Secretary

Greeneville, Tennessee
April 12, 2002

                                     PROXY
                              LANDAIR CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF LANDAIR CORPORATION

   The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Scott M. Niswonger, John A. Tweed and Richard H. Roberts and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Landair Corporation owned of record by the undersigned on all matters which may come before the 2002 Annual Meeting of Shareholders to be held at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee, on May 21, 2002, at 9:00 a.m., local time, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting, and are further authorized to vote on other matters which may properly come before the 2002 Annual Meeting and any adjournments thereof.

1. Election of Directors

    [ ] FOR all the nominees listed below (except as marked to    [ ] WITHHOLD AUTHORITY (ABSTAIN) to vote for all
        the contrary below)                                           nominees listed below

   Jerry T. Armstrong; C. John Langley, Jr.; Andrew J. Mantey; Courtney J. Munson; Scott M. Niswonger; Richard H. Roberts; and John A. Tweed

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

2. Ratification of the appointment of Ernst & Young LLP as independent auditors

        [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                               (see reverse side)

   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE DIRECTOR NOMINEES AND "FOR" PROPOSAL 2.

                                                  Do you plan to attend the
                                                  Annual Meeting?

                                                  [ ] Yes   [ ] No

                                                  PLEASE SIGN AND DATE BELOW AND
                                                  RETURN PROMPTLY.

                                                  Please sign exactly as name
                                                  appears hereon. Joint Owners
                                                  should each sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such.

                                                  ------------------------------

                                                  ------------------------------
                                                  Signature(s)              Date